Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Intra-Cellular Therapies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value	457(c) and 457(h)	5,000,000(2)	$75.045	$375,225,000	$0.00014760	$55,383.21

Total Offering Amount					$375,225,000		$55,383.21

Total Fee Offsets							—

Net Fee Due							$55,383.21

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock, $0.0001 par value per share (“Common Stock”), of Intra-Cellular Therapies, Inc. (the “Registrant”), which may be subject to grant or otherwise issuable after the operation of any anti-dilution and other provisions of the Registrant’s Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”).

(2)

Represents an increase of 5,000,000 shares of Common Stock of the Registrant reserved for issuance under the 2018 Plan approved by the Registrant’s stockholders at the 2024 Annual Meeting of Stockholders.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the 2018 Plan are based on the average of the high and the low price of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market as of a date (June 18, 2024) within five business days prior to filing this Registration Statement.